Exhibit 99
Tech/Ops Sevcon Third Quarter News Release

Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510	                          For Release: IMMEDIATE
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News	                                         For Further Information Contact
Release	                                   Paul A. McPartlin
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TECH/OPS SEVCON REPORTS THIRD QUARTER RESULTS

Southborough, Mass. July 21, 2003..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported that net income for its third fiscal quarter was $98,000, or $.03 per diluted share, compared to last year's results for the same period when the Company had net income of $19,000, or $.01 per diluted share. Revenues for the third quarter were $5,961,000, an increase of $606,000, or 11%, compared to the prior year's $5,355,000. The revenue increase was attributable almost entirely to foreign currency fluctuations. Volumes were in line with the third quarter of last year. Operating income for the third quarter was $161,000, compared to an operating loss of $18,000 in the third quarter of last year. Better margins and positive foreign currency fluctuations contributed to improved operating income. However, third quarter operating income was reduced by additional engineering expense on new product development.

For the nine month period, net income was $315,000, or $.10 per diluted share, compared to $262,000, or $.08 per diluted share last year. Revenues in the first nine months of this year were $17,744,000, an increase of $1,412,000, or 9%, compared to last year. This increase was attributable to foreign currency fluctuations partly offset by volumes 1% lower than last year. Sales to the capacitor, fork lift truck and other electric vehicle markets were ahead of the previous year; however, sales to the airport ground support, aerial lift and mining markets were lower than last year. Operating income for the nine months was $478,000, an increase of $103,000, or 27%, compared to the first nine months of fiscal 2002. The increase in operating income was mainly due to a positive impact of foreign currency fluctuations and improved margins on new products partially offset by higher engineering expense on new products.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles? batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.

Third Quarter 2003 Financial Highlights (unaudited)
(in thousands except per share data)

                           Three months ended      Nine months ended
                            June 30 June 30          June 30  June30
                               2003    2002             2003    2002
                            ------- -------           ------   -----
Net sales                   $ 5,961 $ 5,355         $ 17,744 $ 16,332
                            ------- -------         -------- --------
Operating income (loss)	        161     (18)            478       375
Income before income taxes      150      30             484       403
Net income                  $    98 $    19         $   315  $    262
                            ------- -------         -------- --------
Basic income per share      $   .03 $   .01         $   .10  $    .08
                            ------- -------         -------- --------
Diluted income per share    $   .03 $   .01         $   .10  $    .08
                            ------- -------         -------- --------
Cash dividend per share     $   .03 $   .09         $   .09  $    .27
                            ------- -------         -------- --------
Average shares outstanding    3,125   3,118           3,125     3,114

                            ------- -------         -------- --------

Summarized Balance Sheet Data	(in thousands of dollars)

                                                 June 30, September 30,
                                                    2003          2002
                                               (unaudited)(derived from
                                                             audited
                                                            statements)
                                                ---------- ------------
Cash, cash equivalents and short-term investments $   462   $       695
Receivables                                         4,473         3,938
Inventories                                         4,536         4,137
Prepaid expenses and other current assets             738           539
                                                ---------- ------------
Total current assets                               10,209         9,309
Long-term assets                                    4,367         4,212
                                                ---------- ------------
Total assets                                     $ 14,576   $    13,521
                                                ---------- ------------

Current liabilities                              $  4,532   $     3,975
Deferred taxes                                         93            93
Stockholders' Investment                         $  9,951   $     9,453
                                                ---------- ------------
Total liabilities and stockholders' Investment   $ 14,576   $    13,521
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